Exhibit 99.1

Brantley Capital Corporation Reports Year End Results

CONTACT:
Tab Keplinger
(216) 464-8400

CLEVELAND, Ohio – May 24, 2005 — Brantley Capital Corporation (Nasdaq: BBDCE) reported year end results today. The Company has invested $29.2 million in equity and equity-linked debt security investments that have a current market value of $49.4 million for an increase of 69% over original cost. For the year ended December 31, 2004, net realized and unrealized losses on investment transactions were ($6,158,204). During the year the Company had realized gains on investment transactions of $8,801,782 from the sale of Fitness Quest, Inc. and the recapitalization of Value Creation Partners, Inc. In addition, the Company reported net unrealized losses on investment transactions of ($14,959,986) primarily from the valuation reduction in the Company’s investment in Flight Options, Inc. from $32.5 million to $21.9 million. The original cost of the Flight Options, Inc. investment is $5.6 million. The write down was a result of the Company’s review of the overall market conditions of the general aviation industry, the operating results of Flight Options through December 31, 2004, and its ongoing capital needs including financing proposals being evaluated by the Flight Options Board of Directors. The net asset value per share of the Company was $14.33 per share at December 31, 2004.

“We began the year with liquidity as our primary investment goal,” stated Robert P. Pinkas, Chairman and Chief Executive Officer. “In that regard, I am pleased to report on the progress we have made this year in realizing gains from our private investments. The Fitness Quest, Inc. sale and the Value Creation Partners, Inc. recapitalization resulted in gross proceeds of $6.6 million and $4.5 million respectively. These valuation events were the catalyst for the record dividend of $0.85 per share declared during 2004. We believe that as the portfolio continues to mature our investments are positioned well for strong liquidity opportunities in the future.

Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.

Any statements contained in this release, which are not historical facts, are forward looking statements that involve risk and uncertainties, including, but not limited to, those relating to investment capital demand, pricing, market acceptance, the effect of economic conditions, litigation and the effect of regulatory proceedings, competitive forces, the results of financing and investing efforts, the ability to complete transactions and other risks identified in the Company’s Securities and Exchange Commission filings.

Brantley Capital Corporation
Financial Highlights

Statement of Operations

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Total Revenues	$1,435,056	$5,970,522
Net Investment Income (Loss)	(2,082,310)	2,656,555
Net Gain (Loss) on Investment Transactions	(6,158,204)	163,954
Net Increase (decrease) in Net Assets Resulting from Operations	(8,240,514)	2,820,509
Earnings Per Share, diluted	(2.15)	0.74
Dividends Per Share	0.85	0.69

	Balance Sheets
	December 31
	2004	2003
Total Assets	$64,904,883	$77,853,359
Net Assets	54,611,197	66,090,665
Net Assets per Share	14.33	17.34
Weighted Average Shares Outstanding, basic	3,810,535	3,810,535
Weighted Average Shares Outstanding, diluted	3,836,616	3,813,721

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